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[JCM Letterhead]

May 27, 2003

Dear JCM Investor:

Enclosed with this letter is a copy of JCM’s 10-Q filing for the quarter ending March 31, 2003. The report shows that positive results continue to occur. Below are a few of the report’s highlights:

•	Funds From Operations (FFO) was $2.8 million, or $0.03 per unit.

•	Cash provided by operating activities was $3.1 million.

•	Rental revenue was up approximately 4% from the same quarter last year.

•	Residential occupancy for the quarter averaged 95.6%.

•	Distributions to members during the quarter totaled $1,665,107.

By now you should have received your 2003 Proxy Statement. To provide you with an opportunity to discuss this year’s proposals and to obtain answers to your questions, JCM will conduct two town-hall member meetings prior to the annual membership meeting scheduled for June 25th in Sacramento, California.

The first town-hall meeting will be held at Faith Christian Fellowship in Walnut Creek, California on Friday, May 30th. The second meeting will be held at South Christian High School in Grand Rapids, Michigan on Friday, June 6th. I hope you will be able to attend one of these meetings. Detailed information regarding times and locations was included with the proxy package that was mailed to you on May 19th.

This year’s annual member meeting will again address several important proposals that have been put forth by JCM’s management. Your careful consideration and vote on these matters is extremely important to the future of JCM. A detailed description of the proposals is set forth in the Proxy Statement. You should read this Proxy Statement carefully prior to voting.

The current proposals continue the trend that we started last year. As I discussed in my April 24, 2002 letter to you, JCM emerged from IRM’s bankruptcy with three underlying objectives:

1.	To deliver cash to those in need – partially satisfied by the redemption of Preferred Units and the ongoing repurchase of Common Units;

2.	To provide income to those who lost income – partially satisfied by monthly cash distributions; and

3.	To avoid the triggering of adverse tax consequences – partially satisfied by JCM’s success in meeting the first two objectives without selling properties.

With these objectives in mind, I would like to elaborate on the rationale behind what I consider to be the two most important items appearing on your Proxy Card (ballot).

Proposal #2 – Changes to Voting Structure

This proposal would change the number of votes required to amend our Operating Agreement. Today, more than 50% of the outstanding units must vote in the affirmative for an amendment to be approved. Proposal #2 would require, for actions first approved by our Board of Managers, a majority of a quorum to vote in the affirmative for most amendments. Fundamental changes like a merger, consolidation, or voluntary dissolution, would still require the approval of a majority of the outstanding units. A quorum is any number greater than 50% of the outstanding units. This proposal would bring JCM into conformity with the way most Delaware corporations operate. You also may recall that the current voting requirement was briefly discussed at last year’s town-hall meetings. At that time, the prevalent sentiment among attendees we talked with was that 50% of a quorum would be a more reasonable threshold for JCM to require.

I hope you will vote “yes” on Proposal #2.

Proposal #3 – Changes to Capital Structure

In my opinion, Proposal 3 is the most important amendment being set forth. It would institute two very significant changes:

1.	The Board of Managers would become authorized to issue units having different rights and privileges from those authorized today.

2.	Current unitholders would be given additional protections from the rights and privileges of any units the Board of Managers might elect to issue in the future.

These two provisions will allow the Board of Managers to introduce new classes of units. Management anticipates asking the Board of Managers to create new classes of units in the near future. These new units could be made available, for example, for the voluntary conversion of units you already own.

One possible new class of units might make available to our current members a higher mandatory monthly distribution, but without a Put Right. The term “put” refers to your right to demand in the third quarter of 2005 that JCM purchase some or all of your units on or before the end of June 2007. Some of you might have no intention of exercising your Put Right and would like the idea of a larger monthly check. Others might have tax reasons for not needing this Put Right. This proposal also gives JCM additional flexibility in meeting its third objective – minimizing adverse tax consequences. To the extent that members opt not to exercise or retain their Put Right, JCM will be better able to minimize the possibility of having to sell properties to raise cash to redeem the units of members who do exercise their Put Right.

A second possible class of units could offer a higher mandatory monthly distribution, but without a right to an allocation of JCM’s depreciation. For some of us, there is never enough depreciation to go around. However, a substantial percentage of JCM’s depreciation is allocated to unit holders who have little or no need for depreciation. If you are a member with other investments that generate all the depreciation you need or if you are exempt from taxes on your share of JCM income, you might consider giving up your right to a portion of JCM’s depreciation for a larger monthly check. In contrast, unit holders with significant passive income might benefit greatly from receiving an allocation from a larger depreciation pool. Proposal #3 will give the Board of Managers the authority to create this type of unit.

It is important to understand that we are not asking you to make a decision regarding whether to convert your units at this time. Rather, we are simply asking you to give the Board of Managers the flexibility to create units in the future that may help us better serve our members’ varying needs

I hope you will vote “yes” on Proposal #3.

No matter what you decide, please be certain to vote. It is important that your vote be reflected in the direction our company takes. I look forward to talking with you at one of our scheduled town-hall meetings. Whatever you decide to do, please return your ivory colored ballot to JCM by Friday, June 20th. Failure to do so will have the same result as a “no” vote on each of these proposals.

In April, JCM repurchased 101,888 JCM units at an average price of $1.07 per unit.

I am available at JCM every Monday through Wednesday (888-880-1966). If you wish to talk with me at any other time, feel free to call me on my cell phone (415-608-7000).

Sincerely,

Michael W. Vanni
Chairman

Board of Managers: Henry Conversano, Arthur den Dulk, Frank Deppe, Henry Doorn, Jr., Gayle Ing (CEO), Marvin Helder (Vice-Chairman), Kenneth Horjus, Lois Mol, Neal Nieuwenhuis, Michael Vanni (Chairman)